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                                                                    EXHIBIT 99.1

                                                         Contact: Krista Mallory
                                                                  (760) 931-1771


                 GLENN SCHMIDT RE-JOINS CALLAWAY GOLF COMPANY
                           ALL DISPUTES ARE SETTLED

CARLSBAD, Calif./September 12, 1997/Donald H. Dye, President and CEO of Callaway Golf Company (NYSE:ELY) announced today that Glenn Schmidt will immediately join the Company as Assistant to the President for Creative Design. In his role Mr. Schmidt will report directly to Mr. Dye and will function as a creative design specialist for the Company's products including golf club shafts, club heads, golf balls, and raw materials formation.

        From 1990 until mid 1995, Glenn Schmidt was Vice President, Research and Development, for Callaway Golf. As such, he was a major contributor to the Company's highly successful Big Bertha(R) lines of metal woods and irons.

        Don Dye stated, "We are very fortunate to again have the benefit of Glenn Schmidt's design genius. This rare talent will be applied across our widening range of golf products. From the time of the Company's very early days, we have recognized and have been rewarded by Glenn Schmidt's highly unusual design and product development capabilities. It will be great to have his remarkable talents exclusively for the benefit of our Company again."

        Glenn Schmidt stated, "I am very happy to once again be associated with what I consider to be the best Company in golf. Since the early 1980's I have devoted my creative energies towards making Callaway Golf successful. I look forward to continuing with that effort for many years to come."

        Glenn Schmidt's new employment agreement ties him exclusively to Callaway Golf for at least the next six years.

        With this new agreement, the Company and Glenn Schmidt have reached a settlement of all former disputes and disagreements and substantially restored to Glenn the value of unvested stock options which he lost as a result of the disputes. The settlement also provides for the one time payment of $12.0 million to Mr. Schmidt. Additionally, he was granted options to purchase 600,000 shares of the Company's common stock at the current market price on the NYSE.

        Callaway Golf is the world's largest maker of premium golf clubs, including the Big Bertha lines of metal woods and irons. In 1996, Callaway Golf had sales of $678 million, and sales in the first half of 1997 reached $422 million. Founded in 1982, the Company is headquartered in Carlsbad, California and employs, with its wholly owned subsidiaries, about 2,300 people. Callaway Golf Company products are distributed in more than 70 countries worldwide.

        For more information about Callaway Golf Company, please visit its web site on the internet at http://www.callawaygolf.com.